Exhibit 99.1

TPI Composites Refinances Term Loan Facility

SCOTTSDALE, Ariz., January 6, 2017 (GLOBE NEWSWIRE) — TPI Composites, Inc., (“TPI” or the “Company”) (Nasdaq: TPIC), the largest U.S.-based independent manufacturer of composite wind blades, today announced that the Company entered into an Amended and Restated Financing Agreement with HPS Investment Partners and Capital One (the “Agreement”) on December 30, 2016. The Agreement consists of a four-year term loan facility for an aggregate principal amount of $75.0 million and a four-year $25.0 million revolving credit facility, inclusive of a $15.0 million letter of credit subfacility. The Agreement amends and restates in its entirety the Company’s existing $100.0 million term loan credit facility that was scheduled to mature on August 19, 2018, and reduces the interest rate on the previous term loan credit facility by 225 basis points.

“We are pleased to have completed this refinancing by the end of 2016 setting us up with a more flexible and cost effective capital structure entering 2017. The new loan facility features a reduced borrowing rate, the flexibility of a revolver component with letter of credit capacity to free up approximately $10.0 million of currently restricted cash as well as a reduced number of covenants and a more favorable covenant structure. This increased flexibility and improvement in our capital structure positions us well to continue to capitalize on the strong wind industry growth and ongoing outsourcing trends,” stated Bill Siwek, TPI’s Chief Financial Officer.

The borrowings under the Agreement bear interest at a variable rate of LIBOR plus an applicable margin of 5.75%, provided that in no event will the base LIBOR rate be less than 1.00%. Principal payments on the term loan are payable in equal quarterly installments of $937,500 commencing on March 31, 2017, with the outstanding balance of all borrowings to be repaid on December 30, 2020.

About TPI Composites, Inc.

TPI Composites, Inc. is the largest U.S.-based independent manufacturer of composite wind blades for the wind energy market. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading wind turbine manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., Mexico, China and Turkey.

Investor Contact:

investors@tpicomposites.com

480-315-8742

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